Exhibit 99.2

U.S. Bank National Association
Statement of Financial Condition
As of 12/31/2005

($000‘s)

Assets	Cash and Due From Depository Institutions Securities Federal Funds Loans & Lease Financing Receivables Fixed Assets Intangible Assets Other Assets Total Assets	12/31/2005 $8,000,884 39,572,460 3,106,359 134,097,750 1,759,753 11,264,248 11,065,956 $208,867,410

Liabilities	Deposits Fed Funds Treasury Demand Notes Trading Liabilities Other Borrowed Money Acceptances Subordinated Notes and Debentures Other Liabilities Total Liabilities	$135,603,591 13,987,126 0 186,413 24,865,833 60,785 6,606,929 6,323,045 $187,633,722

Equity	Minority Interest in Subsidiaries Common and Preferred Stock Surplus Undivided Profits Total Equity Capital	$1,025,113 18,200 11,804,040 8,386,335 $21,233,688

Total Liabilities and Equity Capital	$208,867,410

To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association

By:     /s/ Vaneta I Bernard
Name & Title: Vaneta I. Bernard, Vice President

Date: May 24, 2006